MONTHLY REPORT - FEBRUARY 2009

                          Providence Select Fund, LP
             The net asset value of a unit as of February 28, 2009
                 was $ 780.17, down 0.7% from $ 785.87 per unit
                             as of January 31, 2009.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (2,101.451 units)at           $   1,651,463.01     1,789,191.21
   January 31, 2009
Addition of 25.452 units on February 1,              20,001.81        45,002.84
   2009
Redemption of 176.593 units on February 28,        (137,772.55)     (235,328.87)
   2009
Net Income (Loss)                                   (12,123.74)      (77,296.65)
                                               ---------------   ---------------
Ending Net Asset Value (1,950.310 units)      $   1,521,568.53     1,521,568.53
   on February 28, 2009                        ===============   ===============
Net Asset Value per Unit at
February 28, 2009                              $        780.17
                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $     (43,935.18)      (71,546.34)
         closed contracts

      Change in unrealized gain (loss) on open       66,242.13        61,284.25
         contracts

   Interest income                                      102.86           382.88
                                                ---------------  ---------------
Total: Income                                        22,409.81        (9,879.21)
Expenses:
   Brokerage commissions                              9,106.40        19,126.91
   Operating expenses                                 8,652.56        14,881.10
   Incentive fee                                          0.00             0.00
   Management fee                                         0.00             0.00
   Continuing service fee                             5,328.11        10,516.47
   Organizational & offering expenses                11,446.48        22,892.96
                                                ---------------  ---------------
Total: Expenses                                      34,533.55        67,417.44
                                                ===============  ===============
Net Income (Loss) - February 2009              $    (12,123.74)      (77,296.65)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP